Exhibit 99.1

CALGON CARBON ANNOUNCES FOURTH QUARTER RESULTS
PITTSBURGH, PA — February 23, 2011 — Calgon Carbon Corporation (NYSE: CCC) announced results for the fourth quarter and year ended December 31, 2010.
The company reported net income of $12.5 million, or $0.22 per common share on a fully diluted basis, for the fourth quarter of 2010 which included $2.8 million of income from discrete tax items, including the release of a valuation allowance on foreign tax credits. Net income for the fourth quarter of 2009 was $13.2 million or $0.23 per common share on a fully diluted basis.
Net sales for the fourth quarter of 2010 were $131.5 million, an increase of 18.8% versus fourth quarter 2009 sales of $110.7 million. For the fourth quarter of 2010, the net effect on sales from acquisitions completed in 2010 was $18.8 million. Currency translation had a $1.8-million negative impact on sales for the fourth quarter of 2010, due to the stronger dollar.
For the fourth quarter of 2010, sales for the Activated Carbon and Service segment increased by 20.7% versus the fourth quarter of 2009, including 17.2% from the acquisitions mentioned above. The increase from the company’s traditional businesses was primarily due to higher demand for activated carbon products in the potable water and respirator markets. This was partially offset by a decline in demand for activated carbon products in the food market.
Equipment sales increased by 13.3% versus the fourth quarter of 2009, due to revenue recognition from ballast water treatment systems. Sales from the company’s traditional equipment businesses declined slightly. The 27.9% decline in Consumer sales was attributable to lower demand for activated carbon cloth and PreZerve® products.
Net sales less the cost of products sold as a percentage of net sales for the fourth quarter of 2010 was 33.0%, versus 42.2% for the fourth quarter of 2009. Results for the fourth quarter of 2009 included $2.4 million related to the receipt of, or estimated refunds of, tariff deposits. Results for the fourth quarter of 2009 also benefited from unusually low repair and maintenance expense. Sales from Calgon Carbon Japan and Hyde Marine, whose margins were lower than the corporate average, had an adverse impact on margins in the fourth quarter of 2010.
Selling, administrative and research expenses for the fourth quarter of 2010 were 7.3% higher than for the comparable period of 2009, due to on-going expenses related to acquisitions completed in the first quarter of 2010. For the fourth quarter of 2010 SG&A as a percentage of revenue was 16.4% as compared to 18.2% for the comparable period in 2009.
Net sales for the year ended December 31, 2010 were $482.3 million, versus $411.9 million for 2009, an increase of 17.1%. For the year, foreign currency translation had a $3.2 million negative impact on sales due to the stronger U.S. dollar.
Net income for the year ended December 31, 2010 was $34.9 million versus $39.2 million for the comparable period of 2009. The 2010 results included a $12.0 million pre-tax charge related to settlements of lawsuits and environmental related matters. The results for the year ended December 31, 2010 also included $3.8 million from discrete tax items including the release of a valuation allowance on foreign tax credits. The 2009 results included $4.8 million from the release of valuation allowance on foreign tax credits.
Fully diluted earnings per share for the year ended December 31, 2010 were $0.61. For 2009, earnings per share on a fully diluted basis were $0.69.
Calgon Carbon’s board of directors did not declare a quarterly dividend.
Commenting on the results, John Stanik, Calgon Carbon’s chairman, president and chief executive officer, said, “We continue to improve our top-line growth which included contributions from our most recent acquisitions and Calgon Carbon’s traditional businesses. While the decline in the fourth quarter margins was anticipated given our recent acquisitions, we expect to see margin improvement going forward as we continue to integrate Calgon Carbon Japan and implement global price increases that were previously announced.
Excluding the impact of non-recurring legal and environmental expenses, the company’s 2010 performance represents a significant improvement year-over-year and positions Calgon Carbon for continued growth in 2011 and beyond.”
For more information about Calgon Carbon’s leading activated carbon and ultraviolet technology solutions for municipalities and industries, visit www.calgoncarbon.com.
Calgon Carbon Corporation, headquartered in Pittsburgh, Pennsylvania, is a global leader in services and solutions for making water and air safer and cleaner.

This news release contains historical information and forward-looking statements. Forward-looking statements typically contain words such as “expect,” “believe,” “estimate,” “anticipate,” or similar words indicating that future outcomes are uncertain. Statements looking forward in time, including statements regarding future growth and profitability, price increases, cost savings, broader product lines, enhanced competitive posture and acquisitions, are included in the company’s most recent Annual Report pursuant to the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. They involve known and unknown risks and uncertainties that may cause the company’s actual results in future periods to be materially different from any future performance suggested herein. Further, the company operates in an industry sector where securities values may be volatile and may be influenced by economic and other factors beyond the company’s control. Some of the factors that could affect future performance of the company are higher energy and raw material costs, costs of imports and related tariffs, labor relations, capital and environmental requirements, changes in foreign currency exchange rates, borrowing restrictions, validity of patents and other intellectual property, and pension costs. In the context of the forward-looking information provided in this news release, please refer to the discussions of risk factors and other information detailed in, as well as the other information contained in the company’s most recent Annual Report.
###

Calgon Carbon Corporation
Condensed Consolidated Statement of Income
(Dollars in thousands except per share data)
(Unaudited)

	Quarter Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009

Net Sales	$131,469	$110,692	$482,341	$411,910

Cost of Products Sold	88,139	63,975	316,884	266,597

Depreciation and Amortization	6,253	5,692	22,082	18,130

Selling, Administrative & Research	21,574	20,110	85,071	72,789

Litigation and Other Contingencies	500	711	12,000	961

	116,466	90,488	436,037	358,477

Income from Operations	15,003	20,204	46,304	53,433

Interest — Net	233	149	323	173

Gain on Acquisitions	—	—	2,666	—

Loss on debt extinguishment	—	—	—	(899)

Other Expense — Net	(210)	(515)	(1,395)	(3,089)

Income From Operations Before Income Tax and Equity in Income (Loss) from Equity Investments	15,026	19,838	47,898	49,618

Income Tax Provision	2,520	6,567	13,160	11,754

Income from Operations Before Equity in Income (Loss) from Equity Investments	12,506	13,271	34,738	37,864

Equity in Income (Loss) from Equity Investments	—	(43)	112	1,295

Net Income	$12,506	$13,228	$34,850	$39,159

Net Income per Common Share
Basic	$.22	$.24	$.62	$.72

Diluted	$.22	$.23	$.61	$.69

Weighted Average Shares Outstanding (Thousands)
Basic	56,020	55,622	55,867	54,757

Diluted	56,816	56,654	56,742	56,529

Calgon Carbon Corporation
Segment Data:

Segment Sales	4Q10	4Q09	YTD 2010	YTD 2009

Activated Carbon and Service	116,879	96,820	427,713	358,196
Equipment	12,615	11,132	46,010	43,916
Consumer	1,975	2,740	8,618	9,798

Total Sales (thousands)	$131,469	$110,692	$482,341	$411,910

Segment
Operating Income (loss)*	4Q10	4Q09	YTD 2010	YTD 2009

Activated Carbon and Service	23,446	24,988	69,584	68,717
Equipment	1,112	707	1,990	2,584
Consumer	(3,302)	201	(3,188)	262

Income from Operations (thousands)	$21,256	$25,896	$68,386	$71,563

*	Before depreciation and amortization. The Activated Carbon and Service segment includes a reduction of $2.8 million and a charge of $8.7 million for the quarter and year-to-date periods ended 2010, respectively, related to legal and other contingencies. The Consumer segment includes a charge of $3.3 million for both the quarter and year-to-date periods 2010 related to a legal contingency.

Calgon Carbon Corporation
Condensed Consolidated Balance Sheet
(Dollars in thousands)
(Unaudited)

	December 31,	December 31,
	2010	2009
Assets

Current assets:

Cash and cash equivalents	$33,992	$38,029

Restricted cash	1,173	5,556

Receivables	94,354	64,304

Inventories	101,693	84,587

Other current assets	40,836	29,369

Total current assets	272,048	221,845

Property, plant and equipment, net	186,834	155,100

Other assets	42,681	48,773

Total assets	$501,563	$425,718

Liabilities and Shareholders’ Equity

Current liabilities:

Short-term debt	$21,442	$—

Current portion of long-term debt	3,203	—

Other current liabilities	80,529	62,021

Total current liabilities	105,174	62,021

Long-term debt	3,721	—

Other liabilities	49,430	56,611

Total liabilities	158,325	118,632

Redeemable Non-Controlling Interest	274	—

Total shareholders’ equity	342,964	307,086

Total liabilities and shareholders’ equity	$501,563	$425,718